Exhibit 10.3

FORM OF

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into as of the      day of             , 2012, by and among CVR Refining, LP, a Delaware limited partnership (“MLP”), CVR Refining GP, LLC, a Delaware limited liability company (“GP”), and CVR Energy, Inc., a Delaware corporation (“CVR”, and collectively with MLP and GP, the “Parties” and each, a “Party”).

RECITALS

MLP is the owner, directly or indirectly, of CVR Refining, LLC, Wynnewood Energy Company, LLC, Wynnewood Refining Company, LLC, Coffeyville Resources Refining & Marketing, LLC, Coffeyville Resources Crude Transportation, LLC, Coffeyville Resources Terminal, LLC and Coffeyville Resources Pipeline, LLC (collectively, the “Refining Subs”). CVR is an indirect owner of Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (“Fertilizer”). GP, in its capacity as the general partner of MLP, desires to engage CVR, on its own behalf and for the benefit of the Refining Subs and MLP, to provide certain services necessary to operate the business conducted by the Refining Subs, MLP and GP (the “Services Recipients”), and CVR is willing to undertake such engagement, subject to the terms and conditions of this Agreement.

MLP, GP (for itself and in its capacity as the general partner of MLP), and CVR agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Terms. The following defined terms will have the meanings given below:

“Administrative Personnel” means individuals who are employed by CVR or any of its Affiliates and assist in providing, as part of the Services, any of the administrative services referred to in Exhibit 1 hereto.

“Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, through the ownership of voting securities, by contract or otherwise (provided that, solely for purposes of this Agreement, the Services Recipients shall not be deemed Affiliates of CVR).

“Bankrupt” with respect to any Person shall mean such Person shall generally be unable to pay its debts as such debts become due, or shall so admit in writing or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 30 days; or such Person shall take any action to authorize any of the actions set forth above.

“CVR Representative” means such person as is designated in writing by CVR to serve in such capacity.

“Default Rate” shall mean an interest rate (which shall in no event be higher than the rate permitted by applicable law) equal to 300 basis points over LIBOR.

“Fertilizer” has the meaning set forth in the Recitals hereinabove.

“Governmental Approval” shall mean any material consent, authorization, certificate, permit, right of way grant or approval of any Governmental Authority that is necessary for the construction, ownership and operation of the assets used in the business of the Services Recipients in accordance with applicable Laws.

“Governmental Authority” shall mean any court or tribunal in any jurisdiction or any federal, state, tribal, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or any quasi-governmental or private body lawfully exercising any regulatory or taxing authority.

“GP/MLP Representative” means such person as is designated in writing by GP to serve in such capacity.

“Initial Offering” means the initial public offering of common units representing limited partner interests in MLP.

“Laws” shall mean any applicable statute, environmental law, common law, rule, regulation, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.

“Party” and “Parties” means the parties to this Agreement.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity.

“Personnel Costs” means all compensation costs incurred by an employer in connection with the employment by such employer of applicable personnel, including all payroll and benefits but excluding any (i) Share-Based Compensation and (ii) severance costs (other than for Seconded Personnel).

“Refining Payroll Percentage” means, for any applicable period, the percentage represented by a fraction, the numerator of which is the total payroll amount of the Refining Subs for such period, and the denominator of which is the total payroll amount of the Refining Subs plus the total payroll amount of Fertilizer for such period, as such payroll amounts are calculated on a consistent basis for purposes of determining the Refining Payroll Percentage.

“Refining Subs” has the meaning set forth in the Recitals hereinabove.

“Seconded Personnel” means individuals, other than Administrative Personnel, who are employed by CVR or any of its Affiliates and provided on a full-time basis to the Services Recipients in connection with provision of the Services.

“Services” shall consist of those services performed for the Services Recipients as described on Exhibit 1 hereto.

“Services Recipients” has the meaning set forth in the Recitals hereinabove.

“Share-Based Compensation” means any compensation accruing or payable under any incentive or other compensation plan or program of an employer based upon changes in the equity value of such employer or any of its Affiliates (but excluding MLP and its subsidiaries).

“Shared Personnel” means individuals, other than Administrative Personnel, who are employed by CVR or any of its Affiliates and provided on a part-time basis to the Services Recipients in connection with provision of the Services.

ARTICLE II

RETENTION OF CVR; SCOPE OF SERVICES

Section 2.01 Retention of CVR. GP, on its own behalf and for the benefit of the Services Recipients, hereby engages CVR to perform the Services and CVR hereby accepts such engagement and agrees to perform the Services and to provide all Administrative Personnel, Seconded Personnel, and Shared Personnel necessary to perform the Services.

Section 2.02 Scope of Services. The Services shall be provided in accordance with (i) applicable material Governmental Approvals and Laws, (ii) applicable industry standards and (iii) quality standards that, taken as a whole, are not materially less favorable to the Services Recipients compared to those provided to the Services Recipients as of the date of this Agreement.

Section 2.03 Exclusion of Services. At any time, GP or CVR may temporarily or permanently exclude any particular service from the scope of the Services upon 180 days’ notice.

Section 2.04 Performance of Services by Affiliates or Other Persons. The Parties hereby agree that in discharging its obligations hereunder, CVR may engage any of its Affiliates or other Persons to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such Affiliate or Person shall be treated as if CVR performed such Services itself. No such delegation by CVR to Affiliates or other Persons shall relieve CVR of its obligations hereunder.

ARTICLE III

PAYMENT AMOUNT

Section 3.01 Payment Amount. GP shall pay or cause MLP or the Refining Subs to pay, to CVR (or its Affiliates as CVR may direct) the amount of any direct or indirect expenses incurred by CVR or its Affiliates in connection with the provision of Services by CVR or its Affiliates (the “Payment Amount”), in accordance with the following:

(a) Seconded Personnel. The Payment Amount will include all Personnel Costs of Seconded Personnel, to the extent attributable to the periods during which such Seconded Personnel are provided to the Services Recipients.

(b) Shared Personnel and Administrative Personnel. The Payment Amount will include a pro rata share of all Personnel Costs of Shared Personnel and Administrative Personnel (including government and public relations), as determined by CVR on a commercially reasonable basis, based on the percent of total working time that such respective personnel are engaged in performing any of the Services.

(c) Administrative Costs. The Payment Amount will include following:

(i) Office Costs. A pro rata share of all office costs (including, without limitation, all costs relating to office leases, equipment leases, supplies, property taxes and utilities) for all locations of Administrative Personnel, as determined by CVR on a commercially reasonable basis, based on the Refining Payroll Percentage;

(ii) Insurance. Insurance premiums will be direct charged to the applicable insured to the extent possible, and otherwise will be allocated on a commercially reasonable basis as mutually agreed upon by the Parties;

(iii) Outside Services. Services provided by outside vendors (including audit services, legal services, government and public relation services, and other services) will first be direct charged where applicable; provided, however that the Payment Amount will include a pro rata share of charges for all services that are provided by outside vendors and not direct charged, as determined by CVR on a commercially reasonable basis, based upon the following percentages of such charges: legal services — 65%; and all other services — Refining Payroll Percentage;

(iv) Other SGA Costs. A pro rata share of all other sales, general and administrative costs relating to the Services Recipients, as determined by CVR on a commercially reasonable basis, based on the Refining Payroll Percentage; and

(v) Depreciation and Amortization. A pro rata share of depreciation and amortization relating to all locations of Administrative Personnel, as determined by CVR on a commercially reasonable basis, based on the Refining Payroll Percentage, following recognition of such depreciation or amortization as an expense on the books and records of CVR or its Affiliates.

(d) Other Costs. Bank charges, interest expense and any other costs as reasonably incurred by CVR or its Affiliates in the provision of Services will be direct charged as applicable. For the avoidance of doubt, any of the foregoing costs and expenses described in Section 3.01 that are direct charged to any Party will not be included in the Payment Amount.

Section 3.02 Payment of Payment Amount. CVR shall submit monthly invoices to GP for the Services, which invoices shall be due and payable net 15 days. GP shall pay or cause MLP or the Refining Subs to pay, to CVR in immediately available funds, the full Payment Amount due under Section 3.01. Past due amounts shall bear interest at the Default Rate. Allocation percentages referred to in this Article III will be calculated and determined for calendar year or calendar quarter periods, as CVR may determine, based upon CVR’s annual audited financials, or quarterly unaudited financials, for the immediately preceding calendar year or calendar quarter, as applicable.

Section 3.03 Disputed Charges. GP MAY, WITHIN 90 DAYS AFTER RECEIPT OF A CHARGE FROM CVR, TAKE WRITTEN EXCEPTION TO SUCH CHARGE, ON THE GROUND THAT THE SAME WAS NOT A REASONABLE COST INCURRED BY CVR OR ITS AFFILIATES IN CONNECTION WITH THE SERVICES. GP SHALL NEVERTHELESS PAY OR CAUSE MLP OR THE REFINING SUBS TO PAY IN FULL WHEN DUE THE FULL PAYMENT AMOUNT OWED TO CVR. SUCH PAYMENT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF THE SERVICES RECIPIENT TO RECOUP ANY CONTESTED PORTION OF ANY AMOUNT SO PAID. HOWEVER, IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO BE A REASONABLE COST INCURRED BY CVR OR ITS AFFILIATES IN CONNECTION WITH ITS PROVIDING THE SERVICES HEREUNDER, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED BY CVR TO THE SERVICES RECIPIENTS TOGETHER WITH INTEREST THEREON AT THE DEFAULT RATE DURING THE PERIOD FROM THE DATE OF PAYMENT BY THE SERVICES RECIPIENTS TO THE DATE OF REFUND BY CVR.

Section 3.04 CVR’s Employees. The Services Recipients shall not be obligated to pay directly to Seconded Personnel or Shared Personnel any compensation, salaries, wages, bonuses, benefits, social security taxes, workers’ compensation insurance, retirement and insurance benefits, training or other expenses; provided, however, that if CVR fails to pay any employee within 30 days of the date such employee’s payment is due:

(a) The Services Recipients may (i) pay such employee directly, (ii) employ such employee directly, or (iii) notify CVR that this Agreement is terminated and employ such employees directly; and

(b) CVR shall reimburse GP, MLP or the Refining Subs, as the case may be, for the amount GP, MLP or the Refining Subs, as applicable, paid to CVR with respect to employee services for which CVR did not pay any such employee.

ARTICLE IV

BOOKS, RECORDS AND REPORTING

Section 4.01 Books and Records. CVR and its Affiliates and the Services Recipients shall each maintain accurate books and records regarding the performance of the Services and calculation of the Payment Amount, and shall maintain such books and records for the period required by applicable accounting practices or law, or five (5) years, whichever is longer.

Section 4.02 Audits. CVR and its Affiliates and the Services Recipients shall have the right, upon reasonable notice, and at all reasonable times during usual business hours, to audit, examine and make copies of the books and records referred to in Section 4.01. Such right may be exercised through any agent or employee of the Person exercising such right if designated in writing by such Person or by an independent public accountant, engineer, attorney or other agent so designated. Each Person exercising such right shall bear all costs and expenses incurred by it in any inspection, examination or audit. Each Party shall review and respond in a timely manner to any claims or inquiries made by the other Party regarding matters revealed by any such inspection, examination or audit.

Section 4.03 Reports. CVR shall prepare and deliver to GP any reports provided for in this Agreement and such other reports as GP may reasonably request from time to time regarding the performance of the Services.

ARTICLE V

INTELLECTUAL PROPERTY

Section 5.01 Ownership by CVR and License to MLP. Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by CVR, its Affiliates or its or their employees in connection with the performance of the Services shall be the property of CVR; provided, however, that CVR hereby grants, and agrees to cause its Affiliates to grant, to MLP an irrevocable, royalty-free, non-exclusive and non-transferable (without the prior written consent of CVR) right and license to use such inventions or material; and further provided, however, that MLP shall only be granted such a right and license to the extent such grant does not conflict with, or result in a breach, default, or violation of a right or license to use such inventions or material granted to CVR by any Person other than an Affiliate of CVR. Notwithstanding the foregoing, CVR will and will cause its Affiliates to, use all commercially reasonable efforts to grant such right and license to MLP.

Section 5.02 License to CVR and its Affiliates. MLP hereby grants, and will cause its Affiliates to grant, to CVR and its Affiliates an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use, during the term of this Agreement, any intellectual property provided by MLP or its Affiliates to CVR or its Affiliates, but only to the extent such use is necessary for the performance of the Services. CVR agrees that CVR and its Affiliates will utilize such intellectual property solely in connection with the performance of the Services.

ARTICLE VI

TERMINATION

Section 6.01 Termination By GP.

(a) Upon the occurrence of any of the following events, GP may terminate this Agreement by giving written notice of such termination to CVR:

(i) CVR becomes Bankrupt; or

(ii) CVR dissolves and commences liquidation or winding-up.

Any termination under this Section 6.01(a) shall become effective immediately upon delivery of the notice first described in this Section 6.01(a), or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by GP.

(b) In addition to its rights under Section 6.01(a), after the first year anniversary of the completion of the Initial Offering, GP may terminate this Agreement at any time by giving notice of such termination to CVR. Any termination under this Section 6.01(b) shall become effective 180 days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by GP.

Section 6.02 Termination By CVR. After the first year anniversary of the completion of the Initial Offering, CVR may terminate this Agreement at any time by giving notice of such termination to GP. Any termination under this Section 6.02 shall become effective 180 days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by CVR.

Section 6.03 Effect of Termination. If this Agreement is terminated in accordance with Section 6.01 or Section 6.02, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, and (c) the obligation to pay any portion of any Payment Amount that has accrued prior to such termination, even if such portion has not become due and payable at that time.

Section 6.04 Transition of Services. During the period of 180 days following the delivery of any notice of termination delivered in accordance with Section 6.01(b) or 6.02, in addition to the Services, CVR will, and will cause its Affiliates to, provide to MLP such additional services as may be reasonably requested by the GP to assist the Services Recipients in effecting a transition of the responsibility for providing the Services.

Section 6.05 Survival. The provisions of this Article VI and Sections 3.03, 4.01, 4.02, 5.01, 8.01, 8.02, 8.03 and Articles IX and X will survive and continue in full force and effect notwithstanding the termination of this Agreement.

ARTICLE VII

ADDITIONAL REPRESENTATIONS AND WARRANTIES

Section 7.01 Representations and Warranties of CVR. CVR hereby represents, warrants and covenants to the other Parties that as of the date hereof:

(a) CVR is duly organized, validly existing, and in good standing under the laws of the State of Delaware; CVR is duly qualified and in good standing in the States required in order to perform the Services except where failure to be so qualified or in good standing could not reasonably be expected to have a material adverse impact on GP or MLP; and CVR has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder

(b) CVR has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of CVR, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

(c) The authorization, execution, delivery, and performance of this Agreement by CVR does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the amended and restated certificate of incorporation of CVR, (B) any contract or agreement to CVR is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which CVR is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied, except, in the case of clauses (i)(B) and (i)(C), for such conflicts, breaches, defaults or violations that would not have a material adverse effect on CVR or on its ability to perform its obligations hereunder, and except, in the case of clause (ii), for such consents, approvals, authorizations, filings, registrations or notices, the failure of which to obtain or make would not have a material adverse effect on CVR or on their ability to perform their obligations hereunder.

Section 7.02 Representations and Warranties of GP and MLP. Each of GP and MLP hereby represents, warrants and covenants to the other Parties that as of the date hereof:

(a) Each of GP and MLP is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation; each of GP and MLP has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b) Each of GP and MLP has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of each such Person enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

(c) The authorization, execution, delivery, and performance of this Agreement by each of GP and MLP does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the limited liability company agreement of GP or the partnership agreement of MLP, (B) any contract or agreement to which such Person is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which such Person is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied, except, in the case of clause (i)(B) and (i)(C), for such conflicts, breaches, defaults or violations that would not have a material adverse effect on GP or MLP or on their ability to perform their obligations hereunder, and except, in the case of clause (ii), for such consents, approvals, authorizations, filings, registrations or notices, the failure of which to obtain or make would not have a material adverse effect on GP or MLP or on their ability to perform their respective obligations hereunder.

ARTICLE VIII

ADDITIONAL REQUIREMENTS

Section 8.01 Indemnity. The Services Recipients shall indemnify, reimburse, defend and hold harmless CVR and its Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives (collectively the “Indemnified Parties”), from and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities (joint or severable) of any kind or nature whatsoever (collectively “Losses”) that are incurred by such Indemnified Parties in connection with, relating to or arising out of (i) the breach of any term or condition of this Agreement, or (ii) the performance of any Services hereunder; provided, however, that the Services Recipients shall not be obligated to indemnify, reimburse, defend or hold harmless any Indemnified Party for any Losses Incurred, by such Indemnified Party in connection with, relating to or arising out of:

(a) a breach by such Indemnified Party of this Agreement;

(b) the gross negligence, willful misconduct, bad faith or reckless disregard of such Indemnified Party in the performance of any Services hereunder; or

(c) fraudulent or dishonest acts of such Indemnified Party with respect to the Services Recipients.

The rights of any Indemnified Party referred to above shall be in addition to any rights that such Indemnified Party shall otherwise have at law or in equity. Without the prior written consent of the Services Recipients, no Indemnified Party shall settle, compromise or consent to the entry of any judgment in, or otherwise seek to terminate any, claim, action, proceeding or investigation in respect of which indemnification could be sought hereunder unless (a) such Indemnified Party indemnifies the Services Recipients from any liabilities arising out of such claim, action, proceeding or investigation, (b) such settlement, compromise or consent includes an unconditional release of the Services Recipients and Indemnified Party from all liability arising out of such claim, action, proceeding or investigation and (c) the parties involved agree that the terms of such settlement, compromise or consent shall remain confidential. In the event that indemnification is provided for under any other agreements between CVR or any of its Affiliates and any of the Services Recipients or any of their Affiliates, and such indemnification is for any particular Losses, then such indemnification (and any limitations thereon) as provided in such other agreement shall apply as to such particular Losses and shall supersede and be in lieu of any indemnification that would otherwise apply to such particular Losses under this Agreement.

Section 8.02 Limitation of Duties and Liability. The relationship of CVR to the Services Recipients pursuant to this Agreement is as an independent contractor and nothing in this Agreement shall be construed to impose on CVR, or on any of its Affiliates, or on any of their respective successors and permitted assigns, or on their respective employees, officers, members, managers, directors, agents and representatives, an express or implied fiduciary duty. CVR and its Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives, shall not be liable for, and the Services Recipients shall not take, or permit to be taken, any action against any of such Persons to hold such Persons liable for, (a) any error of judgment or mistake of law or for any liability or loss suffered by the Services Recipients in connection with the performance of any Services under this Agreement, except for a liability or loss resulting from gross negligence, willful misconduct, bad faith or reckless disregard in the performance of the Services, or (b) any fraudulent or dishonest acts with respect to the Services Recipients. In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall CVR or its Affiliates, their respective successors and permitted assigns, or their respective employees, officers, members, managers, directors, agents and representatives, be liable for loss of profits or revenue or special, incidental, exemplary, punitive or consequential damages.

Section 8.03 Reliance. CVR and its Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives, may take and may act and rely upon:

(a) the opinion or advice of legal counsel, which may be in-house counsel to the Services Recipients or to CVR or its Affiliates, any U.S.-based law firm, or other legal counsel reasonably acceptable to the Boards of Directors of the Services Recipients, in relation to the interpretation of this Agreement or any other document (whether statutory or otherwise) or generally in connection with the Services Recipients;

(b) advice, opinions, statements or information from bankers, accountants, auditors, valuation consultants and other consulted Persons who are in each case believed by the relying Person in good faith to be expert in relation to the matters upon which they are consulted; or

(c) any other document provided in connection with the Services Recipients upon which it is reasonable for the applicable Person to rely.

A Person shall not be liable for anything done, suffered or omitted by it in good faith in reliance upon such opinion, advice, statement, information or document.

Section 8.04 Services to Others. While CVR is providing the Services under this Agreement, CVR shall also be permitted to provide services, including services similar to the Services covered hereby, to others, including Affiliates of CVR.

Section 8.05 Transactions With Affiliates. CVR may recommend to the Services Recipients, and may engage in, transactions with any of CVR’s Affiliates; provided, that any such transactions shall be subject to the authorization and approval of the Services Recipients’ Boards of Directors, as applicable.

Section 8.06 Sharing of Information. Each Party (the “Recipient Party”) agrees to maintain the confidentiality of, and not to use, the confidential or proprietary information disclosed pursuant to or in connection with this Agreement (“Confidential Information”) by or on behalf of the other Party (the “Disclosing Party”) for any purpose whatsoever except in connection with performance pursuant to this Agreement. The obligations undertaken pursuant to this Section do not apply to such part of the Confidential Information that is or has become published or otherwise generally available to the public, other than as a consequence of the willful or negligent act or omission of the Recipient Party, or which, at the time of disclosure to the Recipient Party, was already in the lawful possession of the Recipient Party, as evidenced by written records. The Recipient Party will impose corresponding obligations of confidentiality and non-use on its Affiliates and each of their respective employees, agents and representatives (collectively, “Representatives”) involved in the performance of this Agreement prior to making the Confidential Information available to them. Any breach of confidentiality or non-use of Confidential Information by any Representative will be deemed a breach of confidentiality or non-use by the Recipient Party. It will not be a breach of the confidentiality obligations herein for the Recipient Party to disclose Confidential Information, where such disclosure is required by law or applicable legal process, provided the Recipient Party agrees to (a) immediately notify the Disclosing Party in writing of the existence, terms and circumstances surrounding such a requirement, and (b) assist the Disclosing Party in seeking a protective order or other appropriate remedy satisfactory to the Disclosing Party (at the expense of the Disclosing Party). If such protective order or other remedy is not obtained (or the Disclosing Party waives compliance with the provisions hereof), (i) the Recipient Party may disclose that portion of the Confidential Information it is legally required to disclose, (ii) the Recipient Party will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information to be disclosed, and (iii) the Recipient Party will give written notice to the Disclosing Party of the information to be so disclosed as far in advance of its disclosure as practicable. The parties agree that any violation of this Section by the Recipient Party or its Representatives may be enforced by the Disclosing Party by obtaining injunctive or specific relief from a court of competent jurisdiction. Such relief is cumulative and not exclusive of any other remedies available to the Disclosing Party at law or in equity, including, but not limited to, damages and reasonable attorneys’ fees.

Section 8.07 Disclosure of Remuneration. CVR shall disclose the amount of remuneration of the Chief Financial Officer and any other officer or employee shared with or seconded to the Services Recipients, including the Chief Executive Officer, to the Boards of Directors of the Services Recipients to the extent required for the Services Recipients to comply with the requirements of applicable law, including applicable Federal securities laws.

Section 8.08 Additional Seconded Personnel or Shared Personnel. CVR and the Services Recipients’ Boards of Directors may agree from time to time that CVR shall provide additional Seconded Personnel or Shared Personnel, upon such terms as CVR and the Services Recipients’ Board of Directors may mutually agree. Any such individuals shall have such titles and fulfill such functions as CVR and the Services Recipients may mutually agree but subject to compliance with the agreement of limited partnership of MLP.

Section 8.09 Operations Personnel. Personnel performing the actual day-to-day business and operations of the Refining Subs at the refinery or operating level will be employed by the Refining Subs, and the Refining Subs will bear all Personnel Costs or other costs relating to such personnel.

Section 8.10 Election. The Services Recipients shall cause the election of any Seconded Personnel or Shared Personnel to the extent required by the organizational documents of the Services Recipients. The Services Recipients’ Board of Directors, after due consultation with CVR, may at any time request that CVR replace any Seconded Personnel and CVR shall, as promptly as practicable, replace any individual with respect to whom such Board of Directors shall have made its request, subject to the requirements for the election of officers under the organizational documents of the Services Recipients but subject to compliance with the agreement of limited partnership of MLP.

ARTICLE IX

DISPUTES

Section 9.01 Resolution of Disputes. The Parties shall in good faith attempt to resolve promptly and amicably any dispute between the Parties arising out of or relating to this Agreement (each a “Dispute”) pursuant to this Article IX. The Parties shall first submit the Dispute to the CVR Representative and the GP/MLP Representative, who shall then meet within fifteen (15) days to resolve the Dispute. If the Dispute has not been resolved within forty-five (45) days after the submission of the Dispute to the CVR Representative and the GP/MLP Representative, the Dispute shall be submitted to a mutually agreed non-binding mediation. The costs and expenses of the mediator shall be borne equally by the Parties, and the Parties shall pay their own respective attorneys’ fees and other costs. If the Dispute is not resolved by mediation within ninety (90) days after the Dispute is first submitted to the CVR Representative and the GP/MLP Representative as provided above, then the Parties may exercise all available remedies.

Section 9.02 Multi-Party Disputes. The Parties acknowledge that they or their respective affiliates contemplate entering or have entered into various additional agreements with third parties that relate to the subject matter of this Agreement and that, as a consequence, Disputes may arise hereunder that involve such third parties (each a “Multi-Party Dispute”). Accordingly, the Parties agree, with the consent of such third parties, that any such Multi-Party Dispute, to the extent feasible, shall be resolved by and among all the interested parties consistent with the provisions of this Article IX.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile, telegram, telex, cablegram or similar transmission; and a notice, request or consent given under this Agreement is effective on receipt by the Party to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next business day. All notices, requests and consents to be sent to MLP must be sent to GP. All notices, requests and consents (including copies thereof) to be sent to GP must be sent to or made at the address given below for GP.

If to GP or MLP, to:

Edmund S. Gross,

Senior Vice President and General Counsel

CVR Energy, Inc.

10 E. Cambridge Circle, Ste. 250

Kansas City, Kansas 66103

Facsimile: (913) 982-5651

If to CVR, to:

John J. Lipinski

President and CEO

2277 Plaza Drive

Suite 500

Sugar Land, Texas 77479

Facsimile: (281) 207-3505

Section 10.02 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations under this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party under this Agreement. Except as otherwise provided in this Agreement, failure on the part of a Party to complain of any act of another Party or to declare another Party in default under this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 10.03 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections will, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, will include all other genders, and the singular will include the plural and vice versa. The terms “include,” “includes,” “including” or words of like import will be deemed to be followed by the words “without limitation.”

Section 10.04 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 10.05 No Third Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 10.06 Counterparts. This Agreement may be executed in any number of counterparts, all of which together will constitute one agreement binding on the Parties.

Section 10.07 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS.

Section 10.08 Submission to Jurisdiction; Waiver of Jury Trial. Subject to the provisions of Article IX, each of the Parties hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the courts of the State of Kansas, or in the United States District Court for the District of Kansas and each of the Parties hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Party. Each Party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in this Agreement, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. The foregoing shall not limit the rights of any Party to serve process in any other manner permitted by applicable law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Kansas for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties. Each of the Parties hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect this Agreement. To the fullest extent permitted by applicable law, each of the Parties hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in this Section 10.08 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding. The Parties agree that any judgment obtained by any Party or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such Party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law. The Parties agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning any matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the Parties may have. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.08.

Section 10.09 Remedies to Prevailing Party. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 10.10 Severability. If any provision of this Agreement or the application thereof to any Person or any circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 10.11 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties.

Section 10.12 Integration. This Agreement and the exhibit referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter. This Agreement and such exhibit contain the entire understanding of the Parties with respect to its subject matter. In the case of any actual conflict or inconsistency between the terms of this Agreement and the agreement of limited partnership of MLP, the terms of the agreement of limited partnership of MLP shall control. No understanding, representation, promise or agreement, whether oral or written, is intended to be or will be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

Section 10.13 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

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This Agreement has been duly executed by the Parties as of the date first written above.

CVR REFINING, LP

By:	CVR REFINING GP, LLC its General Partner

By:
Name:
Title

CVR REFINING GP, LLC

By:
Name:
Title

CVR ENERGY, INC.

By:
Name:
Title

SERVICES AGREEMENT

SIGNATURE PAGE

Exhibit 1

The Services shall include the following:

•

services in capacities equivalent to the capacities of corporate executive officers, except that the persons serving in such capacities shall serve in such capacities as Shared Personnel on a shared, part-time basis only, unless and to the extent otherwise agreed by CVR;

•	safety and environmental advice;

•	administrative and professional services, including legal, accounting, human resources, insurance, tax, credit, finance, government affairs, and regulatory affairs;

•	manage the Services Recipients’ day-to-day business and operations, including managing its liquidity and capital resources and compliance with applicable law;

•	establishing and maintaining books and records of the Services Recipients in accordance with customary practice and GAAP;

•

recommend to the Services Recipients’ Board of Directors (x) capital raising activities, including the issuance of debt or equity securities of the Services Recipients, the entry into credit facilities or other credit arrangements, structured financings or other capital market transactions, (y) changes or other modifications in the capital structure of the Services Recipients, including repurchases;

•

recommend to the Services Recipients’ Board of Directors the engagement of or, if approval is not otherwise required hereunder, engage agents, consultants or other third party service providers to the Services Recipients, including accountants, lawyers or experts, in each case, as may be necessary by the Services Recipients from time to time;

•	manage the Services Recipients’ property and assets in the ordinary course of business;

•

manage or oversee litigation, administrative or regulatory proceedings, investigations or any other reviews of the Services Recipients’ business or operations that may arise in the ordinary course of business or otherwise, subject to the approval of the Services Recipients’ Board of Directors to the extent necessary in connection with the settlement, compromise, consent to the entry of an order or judgment or other agreement resolving any of the foregoing;

•	establish and maintain appropriate insurance policies with respect to the Services Recipients’ business and operations;

•	recommend to the Services Recipients’ Board of Directors the payment of dividends or other distributions on the equity interests of the Services Recipients;

EXHIBIT 1

•	attend to the timely calculation and payment of taxes payable, and the filing of all taxes return due, by the Services Recipients; and

•	manage or provide advice or recommendations for other projects of the Services Recipients, as may be agreed to between GP and CVR from time to time.

EXHIBIT 1